CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders of
Putnam Investment Funds:

We consent to the use of our reports dated September 12, 2005, incorporated in this Registration Statement by reference, to Putnam Growth Opportunities Fund and Putnam Research Fund, each a series of Putnam Investment Funds, and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm and Financial Statements" in the Statements of Additional Information.

/s/ KMPG

Boston, Massachusetts
November 22, 2005